BEA Systems. Inc.	Exhibit 21.1

BEA CrossGain International	Cayman Islands
BEA CrossGain, Inc.	Delaware
BEA Government Systems, Inc.	Delaware
BEA International	Cayman Islands
BEA Systems (China) Co., Ltd.	PRC
BEA Systems (FSC), Inc.	Barbados
BEA Systems (Ireland) Limited	Ireland
BEA Systems (Nova Scotia) Company	Canada
BEA Systems (Ontario), Inc.	Canada
BEA Systems (Switzerland) Ltd.	Switzerland
BEA Systems AB	Sweden
BEA Systems Distribution B.V.	Netherlands
BEA Systems Europe Gmbh	Germany
BEA Systems Europe Ltd.	United Kingdom
BEA Systems Europe N.V.	Belgium
BEA Systems HK Ltd.	Hong Kong
BEA Systems Holding B, Inc.	Delaware
BEA Systems Holland B.V.	Netherlands
BEA Systems India Private Limited	India
BEA Systems Ireland Holding Limited	Ireland
BEA Systems Italia S.P.A.	Italy
BEA Systems Japan Ltd.	Japan
BEA Systems Korea	Korea
BEA Systems Limitada	Brazil
BEA Systems Middle East Ltd.	Israel
BEA Systems Netherlands B.V.	Netherlands
BEA Systems OY	Finland
BEA Systems Poland Spolka z.o.o.	Poland
BEA Systems Pty Ltd.	Australia
BEA Systems S.A.S.	France
BEA Systems SA de CV	Mexico
BEA Systems Singapore Pte. Ltd.	Singapore
BEA Systems Spain S.A.	Spain
BEA Systems Stockholm Engineering AB	Sweden
BEA Systems, Ltd.	Canada
BEA Systems, Ltd.	United Kingdom
BEA WebXpress, LLC	Delaware
CrossLogix, Inc.	California
ECTone, Inc.	Delaware
Enosys Software, Inc.	California
EntitleNet, Inc.	Delaware
Incomit, AB	Sweden
Silicongo, Inc.	Delaware
Softport Systems, Inc.	New York
The Theory Center, Inc.	Delaware
The Workflow Automation Company	Canada
Westside.com, Inc.	Delaware
XQRL, Inc.	Delaware